Exhibit 99.1

Laird Superfood Reports Second Quarter 2021 Financial Results

Net Sales Increase 64% Year Over Year to $9.2 Million

Direct-To-Consumer Sales Up 94% Year Over Year

SISTERS, Oregon – August 11, 2021 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood”, “we” and “our”), today reported financial results for its second quarter ended June 30, 2021.

Second Quarter 2021 Highlights

•	Net Sales increased to $9.2 million, an increase of 64% year over year.

•	Online sales contributed 63% of net sales, increasing 57% year over year with direct-to-consumer up 94%.

•	Wholesale sales contributed 35% of net sales, increasing 77% year over year, and included continued traction in grocery and liquid creamer gains.

•	Gross profit was $2.2 million and gross margin was 23.9% compared to gross profit of $1.3 million and gross margin of 23.6% in the prior year quarter.

•

Net loss attributable to common stockholders was $6.3 million, or $0.70 per diluted share, compared to net loss attributable to common stockholders of $4.0 million, or $0.93 per diluted share, in the prior year period.

“Broad-based growth was a key theme from our second quarter results as we delivered solid gains across all major channels and categories,” said Paul Hodge Jr., Co-founder, President and Chief Executive Officer of Laird Superfood. “Our direct-to-consumer sales were up 94% reflecting our strong metrics around attracting, converting and retaining customers. Wholesale increased 77% as we continued to make solid progress expanding our presence in the grocery channel. We introduced several new innovative products during the quarter and are very pleased with the early results from the acquisition of Picky,” concluded Hodge. “Our powerful omnichannel platform remains a key point of differentiation enabling multiple growth drivers for new and existing products. During the second quarter, approximately one-third of our revenue growth was attributable to products introduced over the past year. As we continue gaining share in our legacy categories and expanding our total addressable market via new offerings, Laird Superfood’s long-term vision of delivering better for you, plant-based alternatives for every moment of consumers’ daily ritual comes closer to reality.”

For the Three Months Ended June 30, 2021

	Three Months Ended June 30,
	2021		2020
	$	% of Total	$	% of Total
Coffee creamers	$5,078,739	55%	$4,005,430	71%
Hydration and beverage enhancing supplements	1,511,630	16%	981,471	17%
Coffee, tea, and hot chocolate products	1,661,130	18%	1,222,617	22%
Harvest snacks and other food items	1,344,802	15%	—	0%
Other	317,422	3%	173,607	3%

Gross sales	9,913,723	108%	6,383,125	114%
Shipping income	40,750	0%	43,793	1%
Returns and discounts	(758,687)	(8%)	(818,088)	(15%)

Sales, net	9,195,786	100%	5,608,830	100%

	Three Months Ended June 30,
	2021		2020
	$	% of Total	$	% of Total
Online	$5,799,104	63%	$3,684,526	66%
Wholesale	3,235,230	35%	1,823,188	33%
Food service	161,452	2%	101,116	2%

Sales, net	$9,195,786	100%	$5,608,830	100%

Net sales increased 64% to $9.2 million in the second quarter of 2021 compared to $5.6 million in the second quarter of 2020. Growth in net sales in the second quarter of 2021 was due primarily to solid gains in DTC, including two months of newly acquired Picky Bars.

Gross profit was $2.2 million, a 66% increase compared to the prior year period of $1.3 million. Gross margin was 23.9% of net sales in the second quarter of 2021, compared to 23.6% of net sales in the prior year period. The year over year increase in gross margin was primarily due to optimization of direct-to-consumer shipping costs and improvements in liquid creamer distribution and disposals.

Operating expenses were $8.5 million compared to $4.3 million in the year ago period and reflect General and Administrative expense increases of $2.3 million, primarily due to stock-based compensation, personnel costs, insurance expense, reserves against prepaid assets, and professional fees, as well as Sales and Marketing expense increases of $1.5 million, primarily due to advertising and marketing fees.

Loss from operations was $6.3 million in the second quarter of 2021, compared to a loss of $3.0 million in the prior year period.

Net loss attributable to common stockholders was $6.3 million, or $0.70 per diluted share, in the second quarter of 2021, compared to net loss attributable to common stockholders of $4.0 million, or $0.93 per diluted share, in the prior year period.

Valerie Ells, Chief Financial Officer, commented, “In addition to delivering strong top-line growth, we’ve made significant strides operationally through the first half of 2021 putting us firmly on track toward our long-term goals around margins and profitability. Continued optimization of our direct-to-consumer shipping expenses, driven by an improvement in our average order value, aided our gross margin this quarter. Similarly, continued improvements related to our liquid creamer products, including an extended shelf life and logistical enhancements, resulted in significant improvement in manufacturing waste and spoils. With over $43 million of cash and investments and essentially no debt, our balance sheet remains strong providing the capacity and flexibility to pursue multiple growth drivers on our path to scale and profitability.”

For the Six Months Ended June 30, 2021

	Six Months Ended June 30,
	2021		2020
	$	% of Total	$	% of Total
Coffee creamers	$10,100,647	61%	$8,024,792	72%
Hydration and beverage enhancing supplements	2,576,206	15%	1,840,177	17%
Coffee, tea, and hot chocolate products	3,561,962	21%	1,963,189	18%
Harvest snacks and other food items	1,487,705	9%	—	0%
Other	533,838	3%	233,197	2%

Gross sales	18,260,358	110%	12,061,355	109%
Shipping income	66,410	0%	195,345	2%
Returns and discounts	(1,704,729)	(10%)	(1,164,645)	(10%)

Sales, net	16,622,039	100%	11,092,055	100%

	Six Months Ended June 30,
	2021		2020
	$	% of Total	$	% of Total
Online	$10,161,510	61%	$6,335,267	59%
Wholesale	6,158,286	37%	4,551,000	41%
Food service	302,243	2%	205,788	1%

Sales, net	$16,622,039	100%	$11,092,055	100%

Net sales increased 50% to $16.6 million in the first six months of 2021 compared to $11.1 million in the first six months of 2020. Year-to-date growth in net sales was due to growth in both online and wholesale channels, and broad based with all categories showing strong double-digit increases. In addition, we completed the acquisition of Picky Bars in early May, which significantly increased our business in Harvest snacks and other food products.

Gross profit was $4.1 million, an increase of 18% compared to the prior year period of $3.4 million. Gross margin was 24.4% of net sales in the first six months of 2021, compared to 31.0% of net sales in the prior year period. The year over year decrease in gross margin was primarily due to elevated outbound shipping costs combined with the launch of a free shipping initiative for direct online purchases made on lairdsuperfood.com, increased personnel costs and costs associated with our liquid creamer product line.

Operating expenses were $15.7 million compared to $8.5 million in the first six months of 2021 and reflect General and Administrative expense increases of $4.4 million, primarily due to stock-based compensation, personnel costs, insurance expense, reserves against prepaid assets, and professional fees, as well as Sales and Marketing expense increases of $2.5 million, primarily due to advertising and marketing fees.

Loss from operations was $11.6 million in the first six months of 2021, compared to a loss of $5.0 million in the prior year period.

Net loss attributable to common stockholders was $11.6 million, or $1.30 per diluted share, in the first six months of 2021, compared to net loss attributable to common stockholders of $6.0 million, or $1.40 per diluted share.

Balance Sheet and Cash Flow Highlights

The Company’s current assets include cash, cash equivalents, and restricted cash of $34.9 million and investment securities of $8.7 million as of June 30, 2021. Total outstanding debt was $51,000 as of June 30, 2021. Net cash used in operating activities was $11.0 million in the six months ended June 30, 2021, compared to $4.6 million in the comparative prior year period.

Capital expenditures totaled $0.5 million for the six months ended June 30, 2021, compared to $0.3 million in the comparative prior year period.

Leadership Transition

Also announced today, Paul Hodge, Jr. will be transitioning to a non-executive role and stepping down as President and Chief Executive Officer. The Company’s Board of Directors has commenced a search for his successor. Additional details on this transition can be found in a separate media release issued this afternoon.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss results. The live conference call can be accessed by dialing (833) 772-0381 from the U.S. or (236) 384-2050 internationally. The conference I.D. code is 3667069. Alternatively, participants may access the live webcast on the Laird Superfood Investor Relations website at https://investors.lairdsuperfood.com under “Events.”

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company’s products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested, and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Laird Superfood’s future financial performance, including our outlook for fiscal year 2021. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of the current COVID-19 pandemic, or of other global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) our expectations regarding our revenue, expenses, including shipping expenses, and other operating results; (3) our ability to acquire new direct and wholesale customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers, and effectively manage their costs and performance; (5) our expectations regarding real or perceived quality with our products or other issues that adversely affect our brand and reputation; (6) our ability to innovate on a timely and cost-effective basis, predict changes in consumer preferences and develop successful new products, or updates to existing products, and develop innovative marketing strategies; (7) expectations regarding prices and availability of raw materials and other inputs, a substantial amount of which come from a limited number of suppliers outside the United States, including in areas which may be adversely affected by climate change; (8) effects of changes in the tastes and preferences of our consumers and consumer preferences for natural and organic food products; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and foodservice customers, as well as the health of the foodservice industry generally; (10) effects of real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (11) the ability of ourselves, our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (12) our plans for future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements; (13) the costs and success of our marketing efforts, and our ability to promote our brand; (14) our reliance on our executive team and other key personnel and our ability to identify, recruit and retain skilled and general working personnel; (15) our ability to effectively manage our growth; (16) our ability to compete effectively with existing competitors and new market entrants; (17) the impact of adverse economic conditions; and (18) the growth rates of the markets in which we compete.

Contact

ICR

Reed Anderson

646-277-1260

Reed.Anderson@icrinc.com

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Sales, net	$9,195,786	$5,608,830	$16,622,039	$11,092,055
Cost of goods sold	(6,998,695)	(4,285,128)	(12,558,194)	(7,650,736)

Gross profit	2,197,091	1,323,702	4,063,845	3,441,319

General and administrative
Salaries, wages and benefits	1,019,845	804,903	2,225,698	1,621,075
Stock-based compensation	955,369	116,249	1,854,604	299,452
Professional fees	609,448	191,130	953,070	373,177
Insurance expense	500,821	25,866	1,023,221	57,061
Office expense	206,448	108,883	393,279	222,248
Occupancy	62,957	56,343	119,478	109,774
Merchant service fees	151,882	89,014	258,257	145,049
Netsuite subscription expense	74,117	30,923	129,138	57,318
Impairment on asset held for sale	—	239,734	—	239,734
Other expense	582,024	169,397	847,235	307,124

Total general and administrative expenses	4,162,911	1,832,442	7,803,980	3,432,012

Research and product development
Salaries, wages and benefits	116,187	72,931	186,548	147,833
Stock-based compensation	5,385	2,192	8,952	4,384
Product development expense	249,948	40,175	412,792	97,917
Other expense	3,332	2,499	7,247	10,977

Total research and product development expenses	374,852	117,797	615,539	261,111

Sales and marketing
Salaries, wages and benefits	630,328	697,547	1,264,079	1,443,556
Stock-based compensation	55,706	35,938	97,095	110,434
Advertising	1,699,865	1,154,060	3,381,209	2,090,423
General marketing	1,260,489	261,662	1,971,012	570,884
Amazon selling fee	210,842	208,317	413,118	395,889
Travel expense	11,604	3,950	20,360	73,964
Other expense	67,658	34,227	116,698	103,368

Total sales and marketing expenses	3,936,492	2,395,701	7,263,571	4,788,518

Total expenses	8,474,255	4,345,940	15,683,090	8,481,641

Operating loss	(6,277,164)	(3,022,238)	(11,619,245)	(5,040,322)

Other income (expense)
Interest and dividend income	11,623	8,171	25,525	31,025
Loss on sale of fixed assets	—	—	(2,325)	—
Gain on sale of available-for-sale securities	—	7,677	—	7,677

Total other income (expense)	11,623	15,848	23,200	38,702

Loss before income taxes	(6,265,541)	(3,006,390)	(11,596,045)	(5,001,620)

Income tax expense	(36,718)	—	(36,718)	—

Net loss	$(6,302,259)	$(3,006,390)	$(11,632,763)	$(5,001,620)

Less deemed dividend of beneficial conversion feature	—	(825,366)	—	(825,366)
Less deemed dividend on warrant discount	—	(179,427)	—	(179,427)

Net loss attributable to Laird Superfood, Inc. common stockholders	$(6,302,259)	$(4,011,183)	$(11,632,763)	$(6,006,413)

Net loss per share attributable to Laird Superfood, Inc common stockholders:
Basic	$(0.70)	$(0.93)	$(1.30)	$(1.40)

Diluted	$(0.70)	$(0.93)	$(1.30)	$(1.40)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	8,967,797	4,325,265	8,931,736	4,303,305

LAIRD SUPERFOOD, INC.

STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2021	2020
Cash flows used in operating activities
Net loss	$(11,632,763)	$(5,001,620)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	302,261	229,284
Amortization	103,803	5,048
Loss on disposal of equipment	2,325	—
Stock-based compensation	2,100,077	471,320
Provision for inventory obsolescence	18,266	—
Reserve for prepaid assets	179,000	—
Restricted stock awards	—	62,431
Impairment on asset held for sale	—	239,734
Gain on sale of investment securities available-for-sale	—	7,677
Changes in operating assets and liabilities:
Accounts receivable	98,534	(324,211)
Accrued investment income receivable	513	—
Inventory	(3,778,699)	(1,048,010)
Prepaid expenses and other current assets	729,881	(371,883)
Deferred rent	179,503	180,677
Deposits	2,602	10,941
Accounts payable	208,131	568,088
Payroll liabilities	129,397	167,576
Accrued expenses	367,209	155,943
Deferred taxes	36,718	—

Net cash from operating activities	(10,953,242)	(4,647,005)

Cash flows used in (provided by) investing activities
Purchase of property, plant, and equipment	(522,564)	(312,746)
Deposits on equipment to be acquired	(407,412)	(319,174)
Purchase of software	(109,795)	—
Acquisiton of a business, net of cash acquired (note 2)	(10,449,587)	—
Sale of investment securities available-for-sale	—	513,544
Proceeds from maturities of investment securities available-for-sale	—	475,000

Net cash from investing activities	(11,488,658)	356,624

Cash flows from financing activities
Issuance of common stock	—	1,997,665
Issuance of preferred stock	—	10,000,006
Common stock issuance costs	(82,043)	—
Preferred stock issuance costs	—	(147,721)
Withholding tax payments for share based compensation	(219,156)	—
Restricted stock units issued	3	—
Repurchased common stock	—	(20,532)
Stock options exercised	394,666	6,030

Net cash from financing activities	93,470	11,835,448

Net change in cash and cash equivalents	(22,348,430)	7,545,067
Cash and cash equivalents beginning of period	57,208,080	1,004,109

Cash and cash equivalents end of period	$34,859,650	$8,549,176

Supplemental disclosures of non-cash information
Unrealized gain (loss) on available-for-sale securities	$(24,001)	$17,345

LAIRD SUPERFOOD, INC.

BALANCE SHEETS

	As of
	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$34,859,650	$57,208,080
Accounts receivable, net	789,642	839,659
Investment securities available-for-sale	8,682,330	8,706,844
Inventory	10,782,337	6,295,898
Prepaid expenses and other current assets, net	2,175,604	2,847,319
Deposits	508,484	97,674

Total current assets	57,798,047	75,995,474

Noncurrent assets
Property and equipment, net	3,786,144	3,513,488
Intangible assets, net	5,073,084	137,092
Goodwill	6,486,000	—
Deferred rent	2,517,143	2,696,646

Total noncurrent assets	17,862,371	6,347,226

Total assets	$75,660,418	$82,342,700

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,571,418	$1,315,964
Payroll liabilities	861,501	722,915
Accrued expenses	1,219,863	704,543

Total current liabilities	3,652,782	2,743,422

Long-term liabilities
Deferred tax liability, net	36,718	—
Note payable	51,000	51,000

Total long-term liabilities	87,718	51,000

Total liabilities	3,740,500	2,794,422

Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 9,365,085 and 8,999,381 issued and outstanding at June 30, 2021, respectively; 9,247,758 and 8,892,886 issued and outstanding at December 31, 2020, respectively	$8,999	$8,893
Additional paid-in capital	115,480,644	111,452,346
Accumulated other comprehensive income (loss)	(9,794)	14,207
Accumulated deficit	(43,559,931)	(31,927,168)

Total stockholders’ equity	71,919,918	79,548,278

Total liabilities and stockholders’ equity	$75,660,418	$82,342,700